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Exhibit 10(a) Amended Senior Management 1998 Change In Control Program

            AMENDED SENIOR MANAGEMENT 1998 CHANGE IN CONTROL PROGRAM

         Admiralty Bank has implemented an Amended Senior Management 1998 Change in Control Program (the "Program") for certain specifically designated members of Senior Management that will take effect in the event of a Change in Control (as hereinafter defined) of Admiralty Bank. This program amends and replaces the Senior Management Severance Program.

I.  DEFINITIONS

         A. Base Pay - "Base Pay" is a Senior Management Employee's (a) base weekly salary, or (b) base hourly wage multiplied by forty (40) hours, exclusive of overtime and incentive compensation of any kind.

         B. Change in Control - A "Change in Control" means any consolidation, merger or reorganization or any series of related transactions by Admiralty Bancorp, Inc. ("Bancorp"), a Delaware corporation, (the holding company of Admiralty Bank) or its shareholders in which in excess of 49% of Admiralty Bancorp, Inc.'s equity interests or 49% of Admiralty Bancorp, Inc.'s voting power is transferred, or any transaction which causes the present members of Admiralty Bancorp, Inc.'s Board of Directors to lose majority control of the Board of Directors of Admiralty Bancorp, Inc., or a sale of all or substantially all of the assets of Admiralty Bancorp, Inc.

         C. Program Period - The "Program Period" is a period ending ninety (90) days after a Change in Control.

         D. Qualifying Event - A "Qualifying Event" is the event described in
    Section II of this Program.

         E. Senior Management Employees - The "Senior Management Employees" are:
    Randy O. Burden, William J. Burke, Edward J. Gerrits, II, Dennis W. Gavin, Kevin M. Sacket, Lawrence Roselle, John Kapsis, John M. Oliver, David W. Englert, and Glenda Medina.

         F. Change in Control Payment - A "Change in Control Payment" is the payment made to an Employee under Section III below.

II.      QUALIFYING EVENTS

         The following event or action will be a "Qualifying Event": A Change in Control regardless of whether or not the Senior Management Employee's employment continues after the Change in Control.

III.     CHANGE IN CONTROL PAYMENT

         If a Qualifying Event occurs during the Program Period, Admiralty Bank will make a Change in Control Payment to the following Senior Management Employees as follows:

         A. William J. Burke---52 weeks of Base Pay.


         B. Randy O. Burden, David W. Englert, Dennis W. Gavin, Edward J. Gerrits, II, John Kapsis, Glenda Medina, John M. Oliver, Kevin M. Sacket and/or Lawrence Roselle---39 weeks of Base Pay.

IV.      TIMING OF PAYMENT

         Any Change in Control Payment will be paid in a lump sum, simultaneous with the Change in Control, and will be subject to all legally mandated withholding (e.g., Federal, State or Local taxes).


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V.       BENEFITS

         If a Qualifying Event occurs during the Program Period, Admiralty Bank will provide benefits to the following Senior Management Employees as follows:

         A. William J. Burke---52 weeks of benefits then in effect. Thereafter, Admiralty Bank will provide this Senior Management Employee with the right to continue receipt of benefits as required by law.

         B. Randy O. Burden, David W. Englert, Dennis W. Gavin, Edward J. Gerrits, II, John Kapsis, Glenda Medina, John M. Oliver, Kevin M. Sacket and/or Lawrence Roselle---39 weeks of benefits then in effect. Thereafter, Admiralty Bank will provide these Senior Management Employees with the right to continue receipt of benefits as required by law.

         Notwithstanding the foregoing, Admiralty Bank will terminate the provision of benefits to a Senior Management Employee at such time as that Senior Management Employee becomes eligible for benefits under the benefit plan of another employer.

VI.      RELEASE OF CLAIMS

         A Senior Management Employee's right to a Change in Control Payment or Benefits under the Program will accrue only after the Senior Management Employee has provided Admiralty Bank and Bancorp, their successors or assigns, with a signed statement which includes a General Release of all claims by the Senior Management Employee against Admiralty Bank and Bancorp, their successors or assigns, and Admiralty Bank's and Bancorp's past and present officers, directors and employees.

VII.     EMPLOYMENT STATUS

         Unless a Senior Management Employee has a written employment contract, all employment by Admiralty Bank is employment at will, and either Admiralty Bank or the Senior Management Employee may terminate the employment relationship at any time and for any reason. Nothing in the Program changes an Senior Management Employee's employment status. The Program merely establishes each Senior Management Employee's right to a Change in Control Payment should a Qualifying Event occur.

VIII.    TERMINATION

         This Program shall automatically terminate at the end of the Program Period. No event occurring after the Program terminates will entitle an Employee to any payment or benefit under this Program.

IX.      INELIGIBILITY FOR "EMPLOYEE SEVERANCE PROGRAM"

         Senior Management employees are ineligible to receive any benefits under the program specifically known as the "Employee Severance Program." This Program does not affect the Senior Management Employee's rights or benefits under the Senior Management 2002 Change in Control Bonus Program.

X.       MISCELLANEOUS PROVISIONS

         A. Determinations. Admiralty Bank shall make such determinations as may be required from time to time in the administration of the Program. Admiralty Bank shall have the sole authority, discretion and responsibility to interpret and construe the Program and to determine all factual and legal questions under the Program, including but not limited to the entitlement of Senior Management Employees to participate in the Program and the amount of their benefits under the Program.

         B. Nonexclusive of Rights. Nothing in the Program shall prevent or limit any Participant's continuing or future participation in any benefit, bonus, incentive, retirement or other plan or program provided by Admiralty Bank and for which the Senior Management Employee may qualify, nor shall anything in the Program limit or reduce such rights as any Senior Management Employee may have under any other agreement with, or plan, program, policy or practice of Admiralty Bank. Amounts which are vested benefits or which a Senior


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    Management Employee is otherwise entitled to receive under any agreement with, or plan, program, policy or practice of, Admiralty Bank shall be payable in accordance with such agreement, plan, program, policy or practice, except as explicitly modified by the Program.

         C. Spendthrift Provisions. No Senior Management Employee shall have any transmissible interest in the Program nor shall any Senior Management Employee have any power to anticipate, alienate, dispose of, pledge or encumber the Program, nor shall Admiralty Bank recognize any assignment thereof, either in whole or in part, nor shall the Program be subject to attachment, garnishment, execution following judgment or other legal process.

         D. Program Administrator. Admiralty Bank shall be the administrator of the Program.

         E. Type of Program. The Program is a Change in Control pay welfare benefit plan. The Program is not an employee pension benefit plan.

         F. Dispute Resolution. All claims, disputes or other matters in question between the parties to this Agreement arising out of or relating to this Agreement or breach thereof shall be subject to and decided by arbitration in accordance with the arbitration rules of the American Arbitration Association currently in effect. Demand for arbitration shall be filed in writing with the other party to this Program and with the American Arbitration Association. A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of repose or limitations. The award (inclusive of fees) rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

         G. Change in Control of the Board of Directors. Prior to the occurrence of any Change in Control (as hereinafter defined) transaction, each Change in Control Payment set forth herein shall be set aside and placed in a separate escrow account in order to assure availability of funds for the purposes set forth herein. For the purposes of this Program, a "Change in Control" shall mean the acquisition by any person or group (as that term is defined in the Securities Exchange Act of 1934 (the "Exchange Act"), and the rules promulgated pursuant to that act) in a single transaction or a series of transactions of 40% or more in voting power of the outstanding stock of Admiralty Bank and a change of the composition of the Board of Directors so that, within two years after the acquisition took place, a majority of the members of the Board of Directors of Admiralty Bank, or of any corporation with which Admiralty Bank may be consolidated or merged, are persons who were not directors or officers of Admiralty Bank immediately prior to the acquisition, or to the first of a series of transactions which resulted in the acquisition of 40% or more in voting power of the outstanding stock of Admiralty Bank, or a sale of substantially all of the assets of Admiralty Bank.

XI.      CLAIMS PROCEDURE

         A. General. If a Senior Management Employee believes that he or she may be entitled to a Change in Control Payment under the Program, or if the Senior Management Employee is in disagreement with any determination that has been made, the Senior Management Employee may present a claim to Admiralty Bank.

         B. Making a Claim. A Senior Management Employee's claim must be written and must be delivered to Admiralty Bank. Within ninety (90) days after delivery of such claim, the Senior Management Employee shall receive either:
    (a) a decision; or (b) a notice describing special circumstances requiring a specified amount of additional time (but no more than one hundred and eighty
    (180) days from the date of delivery of such claim) to reach a decision.

         If such claim is denied, the Senior Management Employee shall receive a written notice specifying: (a) the reasons for denial; (b) the Program provisions on which the denial is based; and (c) any additional information needed from the Senior Management Employee in connection with the claim and the reason such information is needed. The Senior Management Employee also shall receive a copy of Section C below concerning the Employee's right to request a review.


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         C. Requesting Review of a Denied Claim. A Senior Management Employee
    may request that a denied claim be reviewed. Such request for review must be written and must be delivered to Admiralty Bank within sixty (60) days after the Senior Management Employee receives the written notice that the Senior Management Employee's claim was denied.

         Such request for review may (but is not required to) include issues and comments the Senior Management Employee wants considered in the review. The Senior Management Employee may examine pertinent Program documents by asking Admiralty Bank. Within sixty (60) days after the delivery by the Senior Management Employee of a request for review, the Senior Management Employee shall receive either: (a) a decision; or (b) a notice describing special circumstances requiring a specified amount of additional time (but no more than one hundred and twenty (120) days from the date of delivery of such request for review) to reach a decision. The decision shall be in writing and shall specify the Program provisions on which it is based.

         D. Decisions. All decisions on claims and on reviews of denied claims will be made by Admiralty Bank. Admiralty Bank, may, in its discretion, hold one or more hearings. If an Senior Management Employee does not receive a decision within the specified time, the Employee should assume that the claim was denied or re-denied on the date the specified time expired. Admiralty Bank reserves the right to delegate its authority to make decisions.

XII.     LUMP SUM ESCROW DEPOSITS

         The Bank will deposit lump sum payments in an escrow account for all officers' Change in Control payments pending any anticipated Change in Control.


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